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                                                              Date: June 9, 1997





                      FEE SCHEDULE FOR SERVICES PROVIDED TO
                           THE GLENMEDE FUND, INC. AND
                             THE GLENMEDE PORTFOLIOS


                    PURSUANT TO THE MASTER SERVICES AGREEMENT
                           AND THE APPENDICES THERETO



Investment Company Capital Corp.

         -        Administrative Services
         -        Accounting Services
         -        Transfer Agency Services


                  For the combined services listed above, Investment Company Capital Corp. will charge the following fees to the Glenmede Fund, Inc. and The Glenmede Portfolios based upon their combined net assets.



           Combined Net Assets                                  Incremental Fee
           -------------------                                  ---------------



            $0 - $100,000,000                                         .12%

     over $100,000,000 - $250,000,000                                 .08%

     over $250,000,000 - $750,000,000                                 .04%

            Over $750,000,000                                         .03%







                  With respect to the Institutional International Portfolio -- Flag Investors Series Class A Shares ("Class A Shares"), an additional .10% of the net assets of the Class A Shares shall be added to the fee.


GLENMEDE FUND, INC.                             INVESTMENT COMPANY CAPITAL CORP.
GLENMEDE PORTFOLIOS


By:____________________________                 By: ____________________________
its:                                            its: